Exhibit 99.1

For Release: September 19, 2014

Contact: Michael R. Tuttle

(802) 865-1808

Merchants Bancshares, Inc. Announces Resignation of Chief Financial Officer

SOUTH BURLINGTON, VT—Merchants Bancshares, Inc. (NASDAQ: MBVT), the parent company of Merchants Bank, announced that Janet P. Spitler, Merchants Bancshares, Inc. Chief Financial Officer and Treasurer, is resigning effective December 31, 2014 to pursue other professional interests.

“Janet has been a significant contributor to our company over the past 24 years. We are extremely grateful for her dedicated service and wish her the best in her future endeavors,” commented Michael R. Tuttle, Merchants Bancshares, Inc. President and Chief Executive Officer.

Janet Spitler, Merchants Bancshares, Inc. Chief Financial Officer and Treasurer, added, “I have enjoyed my 24 year tenure with the bank and all of the relationships I have built over the years. I wish the team continued success and will take an active role in the transition as I look forward to the next chapter in my career.”

Established in 1849, Merchants Bank is Vermont’s largest and sole remaining statewide independent bank. Consumer, business, municipal and investment customers enjoy personalized relationships, sophisticated online and mobile banking options, and 32 branches statewide. Merchants Bank (Member FDIC, Equal Housing Lender, NASDAQ “MBVT”) and Merchants Trust Company employ approximately 300 full-time employees and 40 part-time employees statewide, and have earned several “Best Places to Work in Vermont” awards. American Banker ranks Merchants Bank a “Top 200” in America among 851 peers. www.mbvt.com